UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2023

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-762-7293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZEST	The Nasdaq Stock Market LLC
(The Nasdaq Capital Market)

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2023, Ecoark Holdings, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) by and among Ault Alliance, Inc. (“AAI”), the owner of approximately 86% of BitNile.com, Inc. (“BitNile.com”), and the minority shareholders of BitNile.com (the “Minority Shareholders”). The Agreement provides that, subject to the terms and conditions set forth therein, the Company will acquire all of the outstanding shares of capital stock of BitNile.com as well as the securities of Earnity, Inc. beneficially owned by BitNile.com (which represents approximately 19.9% of the outstanding equity securities of Earnity, Inc. as of the date of the Agreement), in exchange for the following: (i) 8,637.5 shares of newly designated Series B Convertible Preferred Stock of the Company to be issued to AAI (the “Series B”), and (ii) 1,362.5 shares of newly designated Series C Convertible Preferred Stock of the Company to be issued to the to the Minority Shareholders (the “Series C,” and together with the Series B, the “Preferred Stock”). The Series B and the Series C, the terms of which are summarized in more detail below, each have a stated value of $10,000 per share (the “Stated Value”), for a combined stated value of $100,000,000, and subject to adjustment are convertible into a total of up to 400,000,000 shares of the Company’s Common Stock, which represent approximately 92.4% of the Company outstanding Common Stock on a fully-diluted basis.

The terms of the Series B and Series C as set forth in the Certificates of Designations of the Rights, Preferences and Limitations of each such series of Preferred Stock (each, a “Certificate,” and together the “Certificates”) are essentially identical except the Series B is super voting and must approve any modification of various negative covenants and certain other corporate actions as more particularly described below.

Pursuant to the Series B Certificate, each share of Series B is convertible into a number of shares of the Company’s Common Stock determined by dividing the Stated Value by $0.25, or 40,000 shares of Common Stock. The conversion price is subject to certain adjustments, including potential downward adjustment if the Company closes a qualified financing resulting in at least $25,000,000 in gross proceeds at a price per share that is lower than the conversion price. The Series B holders are entitled to receive dividends at a rate of 5% of the Stated Value per annum from issuance until February 7, 2033 (the “Dividend Term”). During the first two years of the Dividend Term, dividends will be payable in additional shares of Series B rather than cash, and thereafter dividends will be payable in either additional shares of Series B or cash as each holder may elect. If the Company fails to make a dividend payment as required by the Series B Certificate, the dividend rate will be increased to 12% for as long as such default remains ongoing and uncured. Each share of Series B also has an $11,000 liquidation preference in the event of a liquidation, change of control event, dissolution or winding up of the Company, and ranks senior to all other capital stock of the Company with respect thereto other than the Series C with which the Series B shares equal ranking. Each share of Series B is entitled to vote with the Company’s Common Stock at a rate of 10 votes per share of Common Stock into which the Series B is convertible.

In addition, for as long as at least 25% of the shares of Series B remain outstanding, AAI (and any transferees) must consent rights with respect to certain corporate events, including reclassifications, fundamental transactions, stock redemptions or repurchases, increases in the number of directors, and declarations or payment of dividends, and further the Company is subject to certain negative covenants, including covenants against issuing additional shares of capital stock or derivative securities, incurring indebtedness, engaging in related party transactions, selling of properties having a value of over $50,000, altering the number of directors, and discontinuing the business of any subsidiary, subject to certain exceptions and limitations.

The terms, rights, preferences and limitations of the Series C are substantially the same as those of the Series B, except that the Series C holders vote with the Company’s Common Stock on an as-converted basis. The Company is required to maintain a reserve of authorized and unissued shares of Common Stock equal to 200% of the shares of Common Stock issuable upon conversion of the Preferred Stock, which is initially 800,000,000 shares.

Pending shareholder approval of the transaction, the Series B and the Series C combined are subject to a 19.9% beneficial ownership limitation. That limitation includes shares of Series A Convertible Redeemable Preferred Stock issued to a subsidiary of Ault on June 8, 2022 and any Common Stock held by Ault. Certain other rights are subject to shareholder approval as described below. The Agreement provides that the Company will seek shareholder approval following the closing. The entire transaction is subject to compliance with the Rules of the Nasdaq Stock Market and the Series B and Series C Certificates each contain a savings clause that nothing shall violate such Rules.

Under the Agreement, effective at the closing AAI is entitled to appoint three of the Company’s directors, and following receipt of approval from the Company’s shareholders, a majority of the Company’s directors. The Agreement also provides the holders of Preferred Stock with most favored nations rights in the event the Company offers securities with more favorable terms than the Preferred Stock for as long as the Preferred Stock remains outstanding. Under the Agreement, while any Preferred Stock is outstanding, the Company is prohibited from redeeming or declaring or paying dividends on outstanding securities other than the Preferred Stock. Further, the Agreement prohibits the Company from issuing or amending securities at a price per share below the conversion price of the Preferred Stock, or to engage in variable rate transactions, for a period of 12 months following the closing.

The Agreement further provides that following the closing the Company will prepare and distribute a proxy statement and hold a meeting of its shareholders to approve each of the following: (i) the Agreement and the transactions contemplated thereby, (ii) a ratification of the Third Certificate of Amendment to the Certificate of Designations of Rights, Preferences, and Limitations of Series A Convertible Redeemable Preferred Stock, (iii) a reverse stock split with a range of between 1-for 2 and 1-for-20, (iv) a change in the Company’s name to BitNile.com, Inc., (v) an increase of the Company’s authorized Common Stock to 1,000,000,000 shares of Common Stock; and (vi) any other proposals to which the Parties shall mutually agree. In addition, pursuant to the Agreement the Company agreed to use its reasonable best efforts to effect its previously announce spin-offs of the common stock of Wolf Energy Services Inc. and White River Energy Corp held by or issuable to the Company, use its best efforts to complete one or more financings resulting in total gross proceeds of $100,000,000 on terms acceptable to AAI, and (financially support the ongoing Zest Labs, Inc. (“Zest Labs”) litigation. The holders of the Preferred Stock will not participate in the aforementioned spin-offs and distribution. In connection with the Agreement, the Company and AAI also agreed that the net litigation proceeds from the Zest Labs litigation that was ongoing as of November 15, 2022 would be held in a trust for the benefit of the Company’s shareholders of record as of such date.

In connection with the Agreement, the Company also entered into a Registration Rights Agreement with AAI and the Minority Shareholders pursuant to which the Company agreed to file a registration statement on Form S-3 or Form S-1 with the Securities and Exchange Commission (the “SEC”) registering the resale by the holders of the Preferred Stock and/or the shares of Common Stock issuable upon conversion of the Preferred Stock, to be initially filed within 15 days of the closing, and to use its best efforts to cause such registration statement to be declared effective by the SEC within 45 days thereafter, subject to certain exceptions and limitations.

The Agreement contains certain representations and warranties made by each of the Company, AAI and the Minority Shareholders. Upon the closing, which is subject to the closing conditions set forth in the Agreement, including among other conditions the parties obtaining a fairness opinion from a national independent valuation firm and satisfactory completion of due diligence by each of the Company and AAI, BitNile.com will continue as a wholly-owned subsidiary of the Company. BitNile.com’s principal business entails the development and operation of a metaverse platform, the beta for which is scheduled to launch in March 2023. However, no assurances can be given that the transaction will close, or that if the transaction closes the Company will realize the anticipated or expected benefits of the transaction.

The foregoing description of the terms of the Agreement, the Series B Certificate, the Series C Certificate and the Registration Rights Agreement, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the complete text of such documents, copies or forms of which are filed as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1	Form of Share Exchange Agreement*
10.2	Form of Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock
10.3	Form of Certificate of Designations of Rights, Preferences and Limitations of Series C Convertible Preferred Stock
10.4	Form of Registration Rights Agreement*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and other attachments have been omitted. The Company undertakes to furnish the omitted schedules and attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 14, 2023	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May
Chief Executive Officer

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